Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp. 437 Madison Avenue New York, New York 10022	Public Relations Harry Zlokower/Dave Closs 1-212-447-9292

Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2009 FOURTH QUARTER AND FULL YEAR RESULTS

•	Net investment income after taxes was $8.18 million, down from $15.09 million a year ago, but on a combined basis with Medallion Bank increased slightly to $24.73 million from $24.67 million in 2008

•	Net interest margin was 4.60%, down from 4.69% a year ago, but on a combined basis with Medallion Bank increased to 6.03% from 5.21% in 2008, an all time high

•	Delinquencies decreased from the third quarter

•	Quarterly dividend of $0.15 per share declared; total dividends of $0.72 per share declared for 2009

NEW YORK, NY – March 5, 2010 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations was a loss of $5,759,000 or $0.33 per diluted common share in the 2009 fourth quarter, compared to income of $2,832,000 or $0.16 per diluted common share in the 2008 fourth quarter. The fourth quarter loss was primarily the result of establishing

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Medallion Financial Announces 2009 Fourth Quarter and Full Year Results p. 2

valuation allowances of $9,342,000 for the Company’s investments in special purpose acquisition corporations (SPAC), which have ceased operations. Excluding these reserves, earnings would have been $3,583,000 or $0.20 per diluted common share for the 2009 fourth quarter, an increase of 27%.

Net investment income after taxes was $2,154,000 or $0.12 per diluted common share in the 2009 fourth quarter, compared to $4,444,000, or $0.25 per diluted common share for the 2008 quarter, reflecting SPAC-related adjustments and lower net interest income. For the 2009 full year, net investment income after taxes was $8,180,000 or $0.46 per diluted common share, compared to $15,090,000 or $0.85 per diluted common share for 2008. On a combined basis with Medallion Bank, net investment income after taxes was $24,730,000, or $1.40 per diluted common share for 2009, compared to $24,668,000, or $1.39 per diluted common share for 2008. As the Company continues to use Medallion Bank as a primary funding source, more and more of the Company’s earnings should flow from the other operating subsidiaries to the bank, to take advantage of current short term borrowing rates as low as 0.65%.

Medallion Financial’s net interest margin was 4.60% for the year, down from 4.69% in 2008. However, on a combined basis with Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, the net interest margin increased to 6.03% in 2009, up from 5.21% in 2008, and reached 6.88% in the 2009 fourth quarter, reflecting the reduced cost of funds at the bank. These quarterly numbers and the full year 2009 numbers were the highest net interest margins in the history of the company.

Andrew Murstein, President of Medallion Financial stated, “For the most part, we are pleased with the year’s operating results, particularly given the continuing difficult credit environment for financial institutions. We continued to see strong taxi medallion collateral values demonstrated through price appreciation in taxi medallions through 2009 and continuing to date through 2010. Prices in 2009 for corporate medallions in New York City increased 7%, and are currently at $775,000 per medallion through February 2010. We continue to experience zero losses on any taxi medallion loan we have originated in New York City,” said Mr. Murstein. The taxi industry remains resilient in this type of economic environment for several reasons such as corporate and consumer cutbacks on more expensive limousine and town car services, high taxi fleet utilization and continuing high taxi ridership levels. In addition, our loan to value ratio on our entire medallion portfolio is now under 50%.

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Medallion Financial Announces 2009 Fourth Quarter and Full Year Results p. 3

“Our SPAC looked at over 100 acquisition opportunities and did not feel any of the targets were appropriate to recommend to our shareholders for a vote,” said Mr. Murstein. Most, if not all, of those acquisition opportunities are worth significantly less today than what they were worth two years ago. We would rather not do a deal than do a bad deal and risk our name and reputation. That is why our investment portfolio is in such strong shape today. We are very selective in our investment process. We like to do two types of loans, secure, and very secure. In the long run, that is the best investment philosophy and the right strategy.”

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “We continue to focus very intently on the credit quality of our loan portfolios. Unlike many other financial institutions, our credit quality has remained very good, even in these turbulent times. Loans more than 90 days past due, on a combined basis with Medallion Bank were 1.4% at December 31, 2009, compared to 1.3% a year ago, and 1.8% in the third quarter of 2009.

“Medallion Financial’s capital and liquidity levels remained strong, with over $135,000,000 of deposit-raising capacity at Medallion Bank, in addition to our other funding sources. Medallion Financial’s leverage continues to be well under the industry norms with a debt to equity ratio of 2.35 to 1.

Mr. Hall continued, “In addition, Medallion Bank received $9.7 million of new funds under the US Treasury’s TARP program. It should be noted that the Company was not required to become a bank holding company in connection with Medallion Bank’s receipt of these funds.

“In addition, that money can now be leveraged conservatively in our bank with low cost deposits and help generate additional net interest income for the bank as the funds are deployed.

“Furthermore, the new Small Business Loan Fund recently proposed by President Obama to help small banks could also be of benefit to us if passed by Congress. Medallion Bank could potentially see the 5% dividend rate on the TARP money it received decrease to as low as 1% as we continue to grow Medallion Bank’s commercial and medallion loan portfolios.”

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Medallion Financial Announces 2009 Fourth Quarter and Full Year Results p. 4

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio decreased to $322,000,000 from $403,000,000 year ago, due to funding of new loan originations by Medallion Bank, and the Company’s sale of loan participations to third party banks. Total managed medallion loans decreased slightly to $584,000,000 from $591,000,000 a year ago. The on-balance sheet commercial loan portfolio decreased to $78,000,000 from $90,000,000 a year ago. The managed commercial loan portfolio decreased to $136,000,000 from $168,000,000 a year ago. Medallion Bank’s consumer loan portfolio increased to $193,000,000 from $190,000,000 a year ago. Overall total managed assets decreased slightly to $1.040 billion from $1.076 billion a year ago.

The Company also announced a $0.15 per share dividend for the 2009 fourth quarter, bringing the full year amount to $0.72. This equates to a yield of approximately 9% based on the closing price of the Company’s stock on March 4, 2010. None of the 2009 dividend represented a return of capital as the Company’s taxable earnings covered the entire amount. The current dividend will be paid on March 22, 2010, to shareholders of record on March 15, 2010. Since the Company’s initial public offering in 1996, the Company has paid in excess of $144,000,000 or $9.25 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent over $3.5 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2010 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007
Total investment income	$41,403	$52,284	$51,393
Total interest expense	16,876	23,711	30,704

Net interest income	24,527	28,573	20,689

Total noninterest income	3,383	3,837	2,444

Salaries and benefits	10,989	10,689	10,192
Professional fees	1,554	1,606	2,603
Occupancy expense	1,275	1,271	1,353
Other operating expenses	5,912	3,754	3,687

Total operating expenses	19,730	17,320	17,835

Net investment income before income taxes	8,180	15,090	5,298
Income tax (provision) benefit	—	—	—

Net investment income after income taxes	8,180	15,090	5,298

Net realized gains (losses) on investments	(4,135)	(3,746)	14,172

Net change in unrealized appreciation (depreciation) on investments	2,648	6,323	(6,326)
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	(5,671)	(2,419)	2,292

Net unrealized appreciation (depreciation) on investments	(3,023)	3,904	(4,034)

Net realized/unrealized gains (losses) on investments	(7,158)	158	10,138

Net increase in net assets resulting from operations	$1,022	$15,248	$15,436

Net investment income after income taxes per common share
Basic	$0.47	$0.86	$0.30
Diluted	$0.46	$0.85	$0.30

Net increase in net assets resulting from operations per common share
Basic	$0.06	$0.87	$0.88
Diluted	$0.06	$0.86	$0.87

Dividends declared per share	$0.72	$0.76	$0.76

Weighted average common shares outstanding
Basic	17,569,688	17,520,966	17,480,523
Diluted	17,691,437	17,722,575	17,786,310

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2009	December 31, 2008
Assets
Medallion loans, at fair value	$321,915	$402,964
Commercial loans, at fair value	77,922	89,611
Investment in Medallion Bank and other controlled subsidiaries, at fair value	72,279	74,750
Equity investments, at fair value	3,017	3,272
Investment securities, at fair value	—	—

Net investments ($261,332 at December 31, 2009 and $347,517 at December 31, 2008 pledged as collateral under borrowing arrangements)	475,133	570,597

Cash and cash equivalents	33,401	32,075
Accrued interest receivable	1,661	2,149
Fixed assets, net	302	411
Goodwill, net	5,069	5,008
Other assets, net	39,608	36,445

Total assets	$555,174	$646,685

Liabilities
Accounts payable and accrued expenses	$7,468	$7,074
Accrued interest payable	2,207	2,015
Funds borrowed	382,522	462,650

Total liabilities	392,197	471,739

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	162,977	174,946

Total liabilities and shareholders’ equity	$555,174	$646,685

Number of common shares outstanding	17,575,877	17,549,224
Net asset value per share	$9.27	$9.97

Total managed loans	$907,116	$945,294
Total managed assets	1,039,840	1,075,509